Exhibit 23.3

Report of Independent Auditor

We consent to the use of our report dated February 17, 2002 in the Form 10-K of United Defense, Industries Inc. for the year ended December 31, 2001, with respect to the financial statements (not presented separately therein) of United Defense Systems as of December 31, 2001 and to the incorporation by reference of such report in the previously filed Registration Statement No. 333-60207.

/s/ Arthur Andersen & Co.
March 22, 2002